Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Brown Shoe Company, Inc. of our reports dated March 27, 2012, with respect to the consolidated financial statements and schedule of Brown Shoe Company, Inc. and the effectiveness of internal control over financial reporting of Brown Shoe Company, Inc., included in this Annual Report (Form 10-K) for the year ended January 28, 2012.

Form Number	Registration Statement Number	Description

Form S-8	333-83717	Incentive and Stock Compensation Plan of 1999

Form S-8	333-65900	Brown Shoe Company, Inc. 401(k) Savings Plan

Form S-8	333-89014	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002

Form S-8	333-134496	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as amended

Form S-8	333-147989	Brown Shoe Company, Inc. Deferred Compensation Plan

Form S-8	333-151122	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as amended

Form S-8	333-174526	Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2011

Form S-4	333-175574	Brown Shoe Company, Inc. Offer to Exchange $200,000,000 7⅛% Senior Notes due 2019 for $200,000,000 7⅛% Senior Notes due 2019 that have been registered under the Securities Act of 1933

                                        /s/ ERNST & YOUNG LLP
St. Louis, Missouri
March 27, 2012